Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ALTERNUS CLEAN ENERGY, INC.

Alternus Clean Energy, Inc., a Delaware corporation (the “Company”) certifies that pursuant to the authority contained in ARTICLE IV of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board of Directors”), by unanimous written consent in lieu of a meeting effective September 30, 2025, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby authorize and provide for the issue of a series of preferred stock, having a par value of $0.0001 per share, which shall be designated as Series B Convertible Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF ALTERNUS CLEAN ENERGY, INC.

1. Designation, Amount and Rank.

a. The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series B Convertible Preferred Stock (the “Series B Convertible Preferred”), and the number of shares so designated shall be 21,150 having a value of One Thousand Dollars ($1,000.00) per share and $0.0001 par value per share and, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series B Convertible Preferred or the underlying Common Stock, and which number shall not be subject to increase without the consent of each holder of the Series B Convertible Preferred (each, a “Holder”, and collectively, the “Holders”).

b. The Series B Convertible Preferred shall, with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company, rank senior to the Series A Super Voting Preferred Stock, pari passu with all classes of Common Stock (the “Parity Securities”) and junior to any other series of Preferred Stock that is not, expressly by its terms, made junior to the Series B Convertible Preferred.

2. Dividends. The Holders of the Series B Convertible Preferred shall not be entitled to receive any dividend payment.

3. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. (For avoidance of doubt, voting rights are on an ‘as-converted’ basis.) Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

4. Liquidation.

a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities.  If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock, on an as converted basis, and of such Parity Securities.

b. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

5. Mechanics of Conversion.

a. Holder’s Conversion Rights. Each single one (1) share of Series B Preferred shall convert into a number of fully paid and non-assessable shares of Common Stock equal to the value of each share (provided in Section 1a) divided by the Conversion Price in effect at the time of conversion as defined below, at the option of the Holder thereof at or after the earlier of (i) six months after the Company’s uplisting to a national exchange (the “Uplist”), or (ii) if no Uplist has occurred within the first nine months, then nine months from the Original Issue Date. The Conversion Price shall be $1.00 per share, subject to adjustment in accordance with this Certificate of Designation (the “Conversion Price”).

b. A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Series B Preferred to be converted, together with a copy of the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice shall specify the Holder, the number of shares of Series B Preferred to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by electronic mail (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 11. Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

c. Restriction on Conversion by Either the Holder(s) or the Company. Notwithstanding anything herein to the contrary, in no event shall the Holder(s) have the right or the Company be required to convert, as applicable, shares of Series B Preferred if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder(s) and its Affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the shareholder(s) for purposes of Section 13(d) of the 1934 Act, would exceed 19.99% of the outstanding shares of the Common Stock following such conversion (including for such purpose the shares of Common Stock issuable upon such conversion). For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock. If the Company is restricted pursuant to this paragraph, the Company shall convert shares of Series B Convertible Preferred on the next available trading day after such beneficial ownership has fallen below 19.99%.

6. Restriction on Sales by the Holders. Beginning on the month after the Holder is able to convert the Series B Convertible Preferred Stock and utilize an exemption under SEC Rule 144, the Holder(s) may sell a maximum amount of Common Shares per month not to exceed the average daily volume of the Company’s common stock in the prior month.

The Holder(s) shall deliver third party brokerage reports providing all the Holder(s) sales information on the Company’s Common Stock (“Sales Reports”) and the Holder(s) beneficial ownership reports to the Company prior to or concurrent with each Conversion Notice and on a monthly basis as soon as such reports are available. If the Sales Reports are not received by the Company in accordance with the above schedule, the Company has the right to disregard any subsequent Conversion Notice(s) until such Sales Reports are properly provided to the Company.

7. Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series B Convertible Preferred and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series B Convertible Preferred , not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 8) upon the conversion of all outstanding shares of Series B Convertible Preferred (without regard to any limitations on conversion). The Company shall, from time to time in accordance with Delaware law, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series B Convertible Preferred. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

8. Adjustment of Conversion Price.

a. Down Round Anti-Dilution Protection. If, from the Original Issue Date to December 31, 2026, the Company has issued any shares of Common Stock or convertible preferred stock (or any securities convertible into or exercisable for Common Stock) at a price per share less than the then-effective Conversion Price (the “Original Conversion Price”) of the Series B Preferred Stock (a “Dilutive Issuance”), then the Original Conversion Price shall be reduced to the lowest price per share of Common Stock or convertible preferred stock issued during this period.

b. Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time after the Original Issue Date shall (a) subdivide outstanding shares of Common Stock into a larger or smaller number of shares or (b) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 8(b) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

Simultaneously with any adjustment to the Conversion Price, the number of shares of Common Stock that may be purchased upon conversion of the Series B Convertible Preferred Stock shall be increased or decreased proportionately, so that after such adjustment the aggregate Conversion Price payable hereunder for the adjusted number of Common Shares shall be the same as the aggregate Conversion Price in effect immediately prior to such adjustment (without regard to any limitations on conversion contained herein).

c. Rounding. All calculations under this Section 8 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

d. Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7 the Company shall promptly mail to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, president or chief financial officer of the Company.

e. Notice of Certain Events. If:

(i) the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii) the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v) the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Series B Convertible Preferred , and shall cause to be delivered to the Holders at the address specified herein, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Nothing herein shall prohibit the Holders from converting shares of Series B Convertible Preferred held by such Holder during the 30-day period commencing on the date of such notice to the effective date of the event triggering such notice.

9. Transferability. The holders of the Series B Convertible Preferred shall be entitled, at their option and at any time, to transfer the Series B Convertible Preferred to a third party, provided that such third party is an accredited investor and shall accept all terms and conditions set forth in this Designation of Series B Convertible Preferred Stock.

10. Redemption. Neither the Corporation nor the holders of the Series B Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series B Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

11. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; and the terms
“controlling” and “controlled” have meanings correlative to the foregoing.

“Common Stock” means the Company’s common stock, $.0001 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series B Convertible Preferred, regardless of the number of transfers of any particular shares of Series B Convertible Preferred and regardless of the number of certificates which may be issued to evidence such Series B Convertible Preferred .

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Underlying Shares” means the number of shares of Common Stock into which the Series B Convertible Preferred are convertible in accordance with the terms hereof.

“Per Share Market Price” means on the date the Conversion Notice is received by the Company (the “Date”), the closing price of the Common Stock on such exchange, quotation system or over-the-counter market, and provided that all determinations of the Per Share Market Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

12. Notices. Except as otherwise provided in the event of conversion of shares of Series B Convertible Preferred, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by electronic mail (with confirmation) at the email address designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York, NY 10004, email: legal@alternusenergy.com and (ii) if the Holder, at its respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series B Convertible Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series B Convertible Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series B Convertible Preferred into Common Stock.

14. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), but not including the Subscription Agreement, whose terms, conditions and remedies shall not be a part of the rights of the Holders as holders of Series B Convertible Preferred . No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Series B Convertible Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series B Convertible Preferred and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series B Convertible Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series B Convertible Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Convertible Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

18. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Convertible Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

19. Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series B Convertible Preferred have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series B Convertible Preferred which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that any Series B Convertible Preferred owned by the Holders shall be deemed outstanding for purposes of making such a determination. Shares of the Series B Convertible Preferred so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

20. Communications. The holders of the Series B Convertible Preferred shall be entitled to receive, and the Company shall deliver pursuant to Section 11 hereof, all communications sent by the Company to the holders of the Common Stock.

21. Reacquired Shares. Any shares of Series B Convertible Preferred purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series B Convertible Preferred and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the General Corporation Law of the state of Delaware), authorized but unissued shares of Preferred Stock.

22. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, Alternus Clean Energy, Inc. has caused this Certificate of Designation to be signed by its Chief Executive Officer on this 30th day of September, 2025.

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Series B Convertible Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Alternus Clean Energy, Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
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Date to Effect Conversion

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Number of shares of Series B Preferred Stock to be Converted

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Number of shares of Common Stock to be Issued

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Applicable Conversion Price

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Name of Person to whom Shares of Common Stock are to be Issued

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Signature

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Name

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Address

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US Tax ID Number